EX-10.1

SHOE CARNIVAL, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 7, 2022 (“Effective Date”), by and between SHOE CARNIVAL, INC., an Indiana corporation with its principal offices located at 7500 East Columbia Street, Evansville, Indiana 47715 (the “Company”), and PATRICK C. EDWARDS (“Employee”).

Recitals

A.
The Company is one of the largest retailers of family footwear in the United States.
B.
The Company desires to employ Employee, and Employee desires to be employed by the Company, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

Agreement

Section 1.
Term. The Company hereby agrees to employ Employee, and Employee hereby agree to be employed by the Company, in accordance with the terms and conditions of this Agreement, for a period of one (1) year commencing on the Effective Date and ending on June 30, 2023 (the “Initial Term”), subject to earlier termination as expressly provided in this Agreement; provided, however, this Agreement shall be automatically extended for successive terms of one (1) year each (each an “Extended Term”), unless either party provides written notice of its intention to not extend at least thirty (30) days prior to the end of the then current term. For purposes of this Agreement, the term of Employee’s employment under this Agreement, including the Initial Term together with any Extended Terms or such shorter period if terminated as provided in Section 5, shall be referred to as the “Term.”
Section 2.
Position and Duties.
(a)
Position. Employee shall serve as VICE PRESIDENT, CHIEF ACCOUNTING OFFICER, CORPORATE CONTROLLER, and SECRETARY or in such other or additional positions as the Company’s Chief Executive Officer (“CEO”) and/or the Company’s Chief Financial and Administrative Officer (“CFAO”) may determine from time to time. In such position, Employee shall (a) report to the CFAO or such other person as the CFAO may designate from time to time, and (b) have such duties, authority and responsibility as shall be determined from time to time by the CFAO.
(b)
Duties. Employee agrees to perform such duties incident to Employee’s position, as well as any other duties for the Company as may be directed by the CFAO or his designee, and to assume such other or additional title, duties, and/or responsibilities as the CFAO (or his designee) may determine. During the Term, Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise

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engage in any activity which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, Employee will be permitted to act or serve as a volunteer, director, trustee, committee member or principal of any civic or charitable organization, provided such service does not interfere with Employee’s work for the Company. Employee shall not engage in any activity that is competitive with the Company’s business or make any preparations to engage in any competitive activity. Employee shall be supportive of the Company’s business and its best interests and shall not, directly or indirectly, take any action which could reasonably be expected to have an adverse effect upon the business or best interests of the Company. Employee agrees that Employee will at all times honestly and fairly conduct Employee’s duties, and will at all times maintain the highest of professional standards in representing the interests of the Company. Employee will comply with Company policies, decisions, and instructions, which may be changed by the Company from time to time.
Section 3.
Compensation.
(a)
Base Salary. The Company shall pay Employee an annual base salary of TWO HUNDRED FIFTY THOUSAND and 00/100 Dollars ($250,000.00), payable in accordance with the Company’s regular payroll practices, and subject to all taxes, withholdings and deductions as required by law and as Employee may authorize. The Company will review Employee’s Base Salary on a periodic basis, approximately annually, during the Term to determine, in the Company’s sole discretion, whether to adjust Employee’s Base Salary upward or downward, and if so, the amount of such adjustment and the time at which such adjustment should take effect. The term “Base Salary” as used in this Agreement shall refer to Employee’s annual base salary as in effect from time to time, including any adjustments.
(b)
Incentive Bonus. Employee is entitled to participate in the Company’s Amended and Restated 2016 Executive Incentive Compensation Plan, as amended, in accordance with the terms contained therein, and in any successor plan adopted by the Company from time to time. Employee acknowledges and agrees that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company. The Company, in its sole discretion, may adjust, modify or discontinue any bonus plan or program applicable to Employee from time to time during the Term.
(c)
Employee Benefits. Employee shall be eligible to participate in any employee benefit plans, practices and programs maintained by the Company (“Employee Benefit Plans”), commensurate with Employee’s position with the Company and subject to the eligibility requirements and other terms and conditions of such plans and programs. The Company, in its sole discretion, may change, amend or discontinue any of its Employee Benefit Plans at any time during Employee’s employment with the Company, and nothing contained herein shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any Employee Benefit Plan.
Section 4.
Reimbursement of Business Expenses. Subject to and consistent with the Company's expense reimbursement policies as in effect from time to time, the Company will pay or reimburse Employee for all ordinary and necessary expenses, in a reasonable amount, which

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Employee incur in performing Employee’s duties under this Agreement. Such expenses will be paid or reimbursed to Employee consistent with the expense reimbursement policies of the Company in effect from time to time, and Employee agree to abide by any such expense reimbursement policies.
Section 5.
Termination of Employment and Compensation Upon Termination.
(a)
Expiration of the Agreement. Employee’s employment with the Company may terminate by way of the expiration of the Term as a result of either party exercising the right not to extend the Term of the Agreement. In the event of termination of Employee’s employment by expiration of the Term, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide Employee: (i) that portion of Employee’s Base Salary which is earned but unpaid as of the Employment Termination Date; (ii) any vested benefits, if any, to which Employee is entitled under the Company’s Employee Benefit Plans as of the Employment Termination Date; and (iii) reimbursement of any expenses for which Employee is entitled to be reimbursed pursuant to Section 4 but for which Employee have not yet been reimbursed, provided Employee submits a written expense reimbursement request and supporting documentation in compliance with the Company’s policies within thirty (30) calendar days after the Employment Termination Date (the foregoing subparts (i), (ii), and (iii) will hereinafter be referred to collectively as the “Accrued Obligations”). For purposes of this Agreement, “Employment Termination Date” means Employee’s last day of employment with the Company, regardless of whether such employment termination is voluntary or involuntary or with or without Cause or Good Reason.
(b)
Termination by the Company for Cause. The Company may terminate Employee’s employment at any time effective immediately for Cause. As used in this Agreement, “Cause” means the occurrence of any one or more of the following events: (i) Employee’s failure to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with Company; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude; (iv) Employee’s engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to the Company or its affiliates as determined by the Company in its discretion; (v) Employee’s insubordination or failure or refusal to comply with any lawful and reasonable instructions of the Company’s CEO, President, or other officer or designee to whom Employee reports; (vi) Employee’s material breach of any of Employee’s obligations under this Agreement or any other agreement to which Employee and the Company are parties; (vii) Employee’s material breach of any of the Company’s policies; (viii) Employee’s use of alcohol or drugs which interferes with the performance of Employee’s duties for the Company or which compromises the integrity or reputation of the Company as determined by the Company in its discretion; (ix) Employee’s failure to work on a full-time basis in fulfilling Employee’s employment duties, except for periods in which Employee is absent for scheduled vacations, or for sickness, injury or other authorized leaves of absence; or (x) Employee’s engaging in any conduct tending to damage the goodwill or reputation of the Company as determined by the Company in its discretion.

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In the event of termination of Employee’s employment by the Company for Cause, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except the Company will pay or provide Employee the Accrued Obligations.

(c)
Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause.

In the event the Company terminates Employee’s employment without Cause, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except: (i) the Company will pay or provide Employee the Accrued Obligations; and (ii) subject to and contingent upon Employee’s compliance with Section 5(j), Section 5(m), Section 6, Section 7, and Section 13 of this Agreement, the Company will pay or provide Employee the following severance compensation within thirty (30) calendar days after the Release Agreement set forth in Section 5(j) becomes effective: a lump sum amount equal to the sum of (A) one hundred percent (100%) of Employee’s Base Salary at the highest rate in effect within the six-month period immediately preceding the Employment Termination Date, plus (B) an amount equal to twelve (12) times the COBRA Premium Rate. Payment of the severance compensation set forth in subpart (ii) of the preceding sentence is subject to the terms and conditions of Section 5(j) and Section 10(b) of this Agreement. For purposes of this Agreement, the “COBRA Premium Rate” is the monthly amount charged, as of the Employment Termination Date, for continuation coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for the coverage options and coverage levels applicable to Employee and Employee’s covered dependents immediately prior to the Employment Termination Date.

(d)
Termination by Employee for Good Reason. Employee may terminate Employee’s employment for Good Reason if all of the following conditions are satisfied: (i) Employee gives the Company a written notice of termination for Good Reason, which describes in reasonable detail the condition claimed to constitute Good Reason, within thirty (30) calendar days of the initial existence of the condition claimed to constitute Good Reason; (ii) the Company does not remedy the condition within thirty (30) calendar days of the Company’s receipt of Employee’s written notice of termination (the “Good Reason Cure Period”); and (iii) Employee gives the Company a second written notice of termination within thirty (30) calendar days following the expiration of the Good Reason Cure Period. If Employee does not provide the notice of termination for Good Reason as described in subpart (i) of the preceding sentence within thirty (30) days of the first occurrence of the applicable grounds, then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds. For purposes of this Agreement, “Good Reason” means the occurrence, without Employee’s written consent, of (A) a material reduction by the Company in Employee’s Base Salary; or (B) a material breach by the Company of this Agreement.

In the event Employee terminates Employee’s employment for Good Reason, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except: (i) the Company will pay or provide Employee the Accrued Obligations; and (ii) subject to Employee’s compliance with Section 5(j), Section

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5(m), Section 6, Section 7, and Section 13 of this Agreement, the Company will pay or provide Employee the following severance compensation within thirty (30) calendar days after the Release Agreement set forth in Section 5(j) becomes effective: a lump sum amount equal to the sum of (A) one hundred percent (100%) of Employee’s Base Salary at the highest rate in effect within the six-month period immediately preceding the Employment Termination Date, plus (B) an amount equal to twelve (12) times the COBRA Premium Rate. Payment of the severance compensation set forth in subpart (ii) of the preceding sentence is subject to the terms and conditions of Section 5(j) and Section 10(b) of this Agreement.

(e)
Termination by Employee without Good Reason. Employee may terminate Employee’s employment at any time with the Company without Good Reason by providing the Company with thirty (30) days’ advance written notice of such termination. At the sole option of the Company, such termination may be considered effective on the date such notice is given or at any other date the Company may designate during the 30-day notice period. In the event that Employee terminates Employee’s employment without Good Reason, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate, except the Company will pay or provide Employee the Accrued Obligations.
(f)
Disability or Death. If Employee suffer a Disability, the Company shall have the right to terminate Employee’s employment by delivering to Employee a written notice of the Company’s intent to terminate for Disability, specifying in such notice a termination date not less than ten (10) calendar days after the giving of the notice (the “Disability Notice Period”). Employee’s employment shall terminate on the last day of the Disability Notice Period. For purpose of this Agreement, “Disability” means either (i) when Employee is deemed disabled in accordance with the long-term disability insurance policy or plan of the Company in effect at the time of the illness or injury causing the Disability, or (ii) the inability of Employee, because of injury, illness, disease or bodily or mental infirmity, to perform the essential functions of Employee’s job (with any applicable reasonable accommodation) for more than one hundred twenty (120) consecutive days. The existence of a Disability shall be determined by the Company. If Employee should die during the Term, this Agreement shall terminate as of the date of Employee’s death.

In the event Employee’s employment is terminated as a result of Employee’s death or Disability, the Company’s obligation to pay and provide Employee compensation and benefits under this Agreement shall immediately terminate except the Company will pay or provide Employee the Accrued Obligations.

(g)
Timely Qualifying Termination Following a Change In Control.
(i)
For purposes of this Agreement, a “Timely Qualifying Termination” shall mean either (A) a termination by the Company without Cause that occurs within two (2) years immediately following a Change In Control or (B) a termination by Employee for Good Reason that occurs within two (2) years immediately following a Change In Control.

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(ii)
For purposes of this Agreement, “Change In Control” of the Company shall mean and shall be deemed to have occurred as of the first day on which any one of the following conditions has been satisfied:
(A)
The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (a) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any corporation controlled by the Company, (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this Section are satisfied, (e) any acquisition by any Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of the outstanding voting securities of the Company (“Affiliated Person”) or (f) upon the death of any shareholder who, on the date of this Agreement, is the beneficial owner of 10% or more of the outstanding voting securities of the Company, any acquisition triggered by the death of such shareholder by operation of law, by any testamentary bequest or by the terms of any trust or other contractual arrangement established by such shareholder; or
(B)
Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a‑11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(C)
Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same

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proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or
(D)
Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (a) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation, any Affiliated Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board of directors providing for such sale or other disposition of assets of the Company.

Notwithstanding any other provision of this Section 5(g) to the contrary, an occurrence shall not constitute a Change In Control if it does not constitute a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and its interpretive regulations (“Code Section 409A”).

(iii)
In the event of a Timely Qualifying Termination, then, in lieu of all other benefits under this Agreement, the Company’s obligation to pay and provide Employee

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compensation and benefits under this Agreement shall immediately terminate, except: (A) the Company will pay or provide Employee the Accrued Obligations; and (B) subject to Employee’s compliance with Section 5(j), Section 5(m), Section 6, Section 7, and Section 13 of this Agreement, the Company will pay or provide Employee the following severance compensation within thirty (30) calendar days after the Release Agreement set forth in Section 5(j) becomes effective: a lump sum amount equal to the sum of (A) one hundred fifty percent (150%) of Employee’s Base Salary at the highest rate in effect within the six-month period immediately preceding the Employment Termination Date, plus (B) an amount equal to eighteen (18) times the COBRA Premium Rate. Payment of the severance compensation set forth in subpart (B) of the preceding sentence is subject to the terms and conditions of Section 5(j) and Section 10(b) of this Agreement. For the avoidance of doubt, if a Timely Qualifying Termination occurs, Employee is only entitled to compensation and benefits under this Section 5(g) and not any other provision of this Agreement.
(h)
Compensation Upon Termination in General. In the event of termination of Employee’s employment as set forth herein, and subject to any lawful right of offset the Company may have against any such benefits, compensation, or severance amounts owed to Employee, whether the result of promissory notes, loans, or other financial arrangements the Company may have entered into with Employee or on Employee’s behalf, and which are or would become due and payable on or after the termination date, to include the principal and interest pursuant to such arrangements (which right of offset cannot be inconsistent with the standards for nonqualified deferred compensation plans under Code Section 409A, to the extent applicable), the parties agree that the terms herein shall be the exclusive termination pay arrangements.
(i)
Payroll Withholdings. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes or deductions as may be required pursuant to any law or governmental regulation or ruling.
(j)
Release Agreement. Any payment or provision of the severance compensation under Section 5(c), Section 5(d) or Section 5(g) is subject to and conditioned on Employee’s execution of (and, if a right of revocation applies to such release, not revoking) a release of claims agreement in favor of the Company in a form provided by and satisfactory to the Company (the “Release Agreement”) pursuant to which Employee will release and waive, to the fullest extent permitted by law, all claims against the Company, its affiliates, and all of its and their present and/or former officers, directors, members, shareholders, employees, agents, attorneys, insurers, representatives, employee benefit plans and their fiduciaries, both individually and in their representative capacities, including, without limitation, all claims arising out of this Agreement, Employee’s employment with the Company, and/or the termination of Employee’s employment with the Company; provided, however, that the Release Agreement will not affect or release (i) any rights to the Accrued Obligations or (ii) any rights to any applicable severance compensation under this Agreement.
(k)
Delay of Separation Payments to Employee. Notwithstanding any other provisions of this Agreement, if any amount payable to Employee under this Agreement on account of Employee’s separation from service with the Company constitutes deferred compensation within the meaning of Code Section 409A, and Employee is a specified employee, within the meaning of Code Section 409A(a)(2)(B)(i), on the date of Employee’s separation from

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service, payment of the amount shall be delayed until the first business day that is at least six (6) months after the date on which Employee’s separation from service occurred.
(l)
Resignation of All Position Upon Termination of Employment. In the event Employee’s employment with the Company terminates for any reason, Employee automatically will be deemed to have resigned effective as of the Employment Termination Date from any and all positions Employee may hold with the Company or any of its affiliates, including, without limitation, any officer, director or manager position.
(m)
Cooperation after Termination of Employment. Employee agrees that for the period of ninety (90) days after the Employment Termination Date, Employee will cooperate with the Company in any work transition issues, including, without limitation, making himself reasonably available by phone and/or email, if requested, to answer questions or otherwise provide information concerning business transition issues or other business matters involving the Company without any additional remuneration; provided, however, the foregoing cooperation obligation shall not preclude Employee from obtaining other employment or in any way interfere unreasonably with any such other employment. Employee further agrees and covenants that if, at any time, the Company desires Employee to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company, Employee will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony. The Company agrees to reimburse Employee for all necessary and reasonable out-of-pocket expenses Employee incurs in connection with such matters. Should Employee be served with a subpoena in any legal proceeding relating to the Company, Employee agrees immediately to notify the Company of the subpoena and provide it with a copy of the subpoena, unless prohibited by applicable law.
Section 6.
Confidential Information. Employee understands and acknowledges that during the Term, Employee will have access to and learn about Confidential Information, as defined below.
(a)
Definition. For purposes of this Agreement, Confidential Information” means any and all of the Company’s or any of its affiliate’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company (or any of its affiliates) and its business, including, without limitation, financial information, marketing plans and strategies, information pertaining to suppliers, information pertaining to vendors, cost information, pricing information, engineering and technical information, software codes, cost information, data compilations, research and development information, product plans, business plans and strategies, personnel information including compensation data, contracts and information pertaining to contracts, information received from third parties that the Company has agreed or is otherwise obligated to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Employee in rendering services for the Company; provided, however, Confidential Information does not include information that (i) was lawfully in Employee’s possession prior to his employment with the Company; (ii) was, or at any time becomes, generally available in the public domain other than through a violation of this Agreement; (iii) is documented by Employee as having been developed

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by Employee independently after the Employment Termination Date; or (iv) is furnished to Employee after the Employment Termination Date by a third party who is not under an obligation of confidentiality to the Company. Employee acknowledges that Confidential Information includes information and materials that may not be specifically marked or labeled as confidential.

Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance.

(b)
Company Creation and Use of Confidential Information. Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, developing relationships with suppliers, training its employees, and improving its offerings in the field of the retail sale of footwear and footwear related items. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.
(c)
Disclosure and Use Restrictions. Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Employee’s authorized employment duties to the Company; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company; provided, however, Employee may disclose Confidential Information (A) as required in the performance of Employee’s authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and in the ordinary course of such duties), (B) with the prior consent of the CEO acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent), (C) in connection with Employee’s reporting possible violations of law or regulations to any governmental agency or making other disclosures protected under any applicable whistleblower laws, or (D) as required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and, unless prohibited by applicable law, Employee promptly provide written notice of any such subpoena or order to the Company’s CEO.
(d)
Survival of Non-Disclosure Obligations. Employee understands and acknowledges that Employee’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Employee first having access to such Confidential Information (whether before or after Employee begin employment by the Company) and shall continue during and after Employee’s employment by the Company until such time as

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such Confidential Information has become generally available in the public domain other than as a result of Employee’s breach of this Agreement or breach by those acting in concert with Employee or on Employee’s behalf.
(e)
Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary in this Agreement, any other provision of this Agreement or any policy of the Company, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee do not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and Employee file a lawsuit against the Company alleging that the Company retaliated against Employee because of Employee’s disclosure, Employee may disclose the relevant trade secret or Confidential Information to Employee’s attorney and may use the same in the court proceeding only if (A) Employee ensure that any court filing that includes the trade secret or Confidential Information at issue is made under seal; and (B) Employee do not otherwise disclose the trade secret or Confidential Information except as required by court order.
Section 7.
Restrictive Covenants.
(a)
Acknowledgement. Employee acknowledges that Employee’s position with the Company is special, unique and intellectual in character and Employee’s position in the Company places Employee in a position of confidence and trust with employees, vendors and customers of the Company. Employee further acknowledge and agree that Employee have received adequate consideration for these restraints in the form of Employee’s Base Salary and other valuable consideration contained herein. The restrictions and obligations contained in Section 7 shall survive the Term of this Agreement. Notwithstanding the above, if the Company elects not to extend the Term of this Agreement pursuant to Section 5(a) and subsequently terminates Employee’s employment without offering to pay Employee severance payments equivalent to one hundred percent (100%) of Employee’s Base Salary in effect as of the Employment Termination Date, which offer of such severance compensation shall be subject to the terms and conditions of, and Employee’s compliance with, Section 5(j), Section 5(m), Section 6, Section 7, Section 10 and Section 13 of this Agreement, Employee will not be subject to the restrictive covenant of Section 7(b)(i).
(b)
Restrictive Covenants. Employee agrees that during Employee’s employment with the Company and for a period of twelve (12) months immediately after the Employment Termination Date, Employee shall not:
(i)
within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business in any Prohibited Capacity; provided, however, if the Competing Business has multiple divisions, business units, or business segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit Employee from being employed by, working for or assisting only that division, business unit, or business segment of such Competing Business that is

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not competitive with the business of the Company provided that Employee’s work for such non-competitive division, business unit or business segment of the Competing Business does not involve any products that are competitive with the products offered by the Company;
(ii)
(A) solicit, recruit, hire, employ, engage the services of, or attempt to hire, employ, or engage the services of, any Restricted Employee; (B) assist any Competing Business in the recruitment, hiring or engagement of any Restricted Employee; (C) urge, induce or seek to induce any Restricted Employee to terminate his/her employment with the Company; or (D) advise, suggest to or recommend to any Competing Business that it employ, engage the services of, or seek to employ, or engage the services of, any Restricted Employee;
(iii)
solicit, urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, vendors, suppliers, customers, consultants, or any other person or entity with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company for whatever purpose or reason;
(iv)
make or publish any statement or comment that disparages or in any way injures the reputation and/or goodwill of the Company or any of its directors, officers or employees; and/or
(v)
take any action intended to harm the Company or its reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company.
(vi)
Nothing in this Agreement shall be construed to restrict or impede Employee from: (A) complying with any applicable law or regulation or a valid order of a court of competent jurisdiction; (B) making any disclosures as may be required or compelled by law or legal process; (C) reporting possible violations of law or regulation to any governmental agency; (D) filing an administrative charge with or participating in any government agency investigation or proceeding; or (E) making any other disclosure that is protected by law.
(vii)
The restrictive time periods set forth in this Section 7 shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth in this Section 7, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.
(viii)
The restrictive covenants contained in this Section 7 prohibit Employee from engaging in certain activities directly or indirectly, whether on Employee’s own behalf or on behalf of any other person or entity.
(ix)
The covenants, provisions and restrictions in this Agreement are separate and divisible to the maximum extent possible, and to the extent any covenant, provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, the Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular covenant, provision

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or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, the Company and Employee acknowledge and agree that such covenant, provision or portion shall automatically be deemed severed and reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so severed and reformed to whatever extent would be reasonable and enforceable under applicable law. The Company and Employee agree that any court interpreting any restrictive covenant or non-disclosure provision of this Agreement shall, if necessary, sever and reform any such provision to make it enforceable under then-prevailing applicable law.
(c)
Definitions:
(i)
“Competing Business” means any of the following entities (which Employee acknowledge are direct competitors of the Company) and each of their respective subsidiaries and successors: (A) Academy Sports + Outdoors; (B) Belk; (C) Boot Barn; (D) Caleres, Inc., including dba Famous Footwear; (E) Designer Shoe Warehouse (a/k/a DSW); (F) Dick’s Sporting Goods; (G) Foot Locker (and its affiliates/dba’s: Kids Foot Locker; Footaction; Champs Sports; Eastbay; atmos; WSS; and Sidestep); (H) Genesco (and its affiliates/dba’s Journeys; and Journeys Kidz); (I) Hibbett Sports (and its affiliate/dba City Gear); (J) JD Group (and its affiliates/dba’s: Finish Line; JD Sports; Shoe Palace); (K) Kohl’s; (L) Nike; (M) Shoe Sensation; (N) Shoe Show (and its affiliates/dba’s: Mega; Shoe Dept. (Encore); Burlington Shoes; (O) Snipes (and its affiliates/dba’s: Jimmy Jazz; Rack Room Shoes; Off Broadway Shoe Warehouse; (P) Super Shoes; and/or (Q) any company that sells footwear at retail to consumers at price points competitive or likely to be competitive with the Company, provided such retail sales of footwear for such company in the then immediately prior fiscal year (1) exceeded $50 million and (2) constituted at least fifteen percent (10%) of such company’s overall sales.
(ii)
“Prohibited Capacity” means: (A) the same or similar capacity or function to that in which Employee worked for the Company at any time during the thirty-six (36) months immediately preceding the termination of Employee’s employment with the Company; (B) any executive or officer capacity or function; (C) any managerial capacity or function; (D) any business consulting capacity or function; (E) any merchandizer or buyer capacity or function; (F) any ownership capacity, except Employee may own an investment of less than 5% of any class of equity or debt security of a publicly-held company; (G) any capacity or function in which there is a material risk that Employee would inevitably use or disclose the Company’s trade secrets or Confidential Information; or (H) any other capacity or function in which Employee’s knowledge of the Confidential Information would facilitate or assist Employee’s work for the Competing Business.
(iii)
“Restricted Employee” means any individual employed with the Company during Employee’s employment with the Company provided the following two conditions are satisfied with respect to such individual: (1) as of the time of the activity in question, such individual is then, or within the immediately preceding six (6) month period was, employed by the Company (or an affiliate of the Company); and (2) (A) such individual received, helped create or had access to any of the Company’s trade secrets and/or Confidential Information during his or her employment with the Company, (B) such individual possesses or has had access to any information concerning the Company’s operations that would give a Competing Business an unfair

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advantage if such individual were to be employed by a Competing Business, and/or (C) such individual is or was employed with the Company (or an affiliate of the Company) in an executive, officer, director level or managerial capacity.
(iv)
“Restricted Geographic Area” means: (A) the United States of America, including, but not limited to, each State in which the Company operates a retail store; (B) Puerto Rico; and (C) any other state, country, province or territory in which the Company operates a retail store as of the Employment Termination Date.
(d)
Acknowledgment of Restrictions. Employee acknowledges and agrees that Employee understands the restrictions in this Section 7, and that they are reasonable and enforceable, in view of, among other things, Employee’s position within the Company, the highly competitive nature of the Company’s business, and the confidential nature of the information Employee have been provided. Employee further agree that the Company would not have adequate protection if Employee was permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused, and whether Employee was involved in diverting the Company’s customers and/or its customer goodwill.
(e)
Required Disclosures Concerning New Employment. Employee agree that, during the 12-month period immediately following the termination of Employee’s employment with the Company for any reason, Employee (i) will within ten (10) days of acceptance of new employment, notify the Company in writing of Employee’s employment, engagement or other affiliation with any other business or entity; and (ii) will provide a copy of Sections 6 and 7 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.
Section 8.
Proprietary Rights. All work performed by Employee and all inventions, discoveries, developments, work product, processes, improvements, creations, deliverables and all written, graphic or recorded material and works of authorship fixed in any tangible medium of expression made, created or prepared by Employee, alone or jointly with others, during Employee’s employment with the Company and relating to the Company’s business (collectively, the “Works”) shall be the Company’s exclusive property, shall be deemed a work made for hire, and all rights, title and interest in the Works shall vest in the Company. To the extent that the title or rights to any such Works may not, by operation of law, vest in the Company, Employee hereby irrevocably assign and transfer to the Company all rights, title and interest to such Works. All Works shall belong exclusively to the Company, and the Company shall have the right to obtain and hold in its own name, any patents, copyrights, registrations or such other intellectual property protections as may be appropriate to the subject matter. Employee will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the Company’s expense, to perfect and enforce any of its proprietary rights and to vest all right, title and interest to the Works in the Company. This Section 8 does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or

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anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.
Section 9.
Remedies. In the event of a breach or threatened breach by Employee of any of the above provisions, the Company shall be entitled to an injunction restraining Employee from such breach, in addition to all other remedies which the Company shall be entitled to in law or equity. The Company also shall be entitled to recover from Employee all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails in any respect, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for any breach or threatened breach of this Agreement.
Section 10.
Post-Termination Obligations.
(a)
Survival. Employee acknowledges and agrees that Employee’s post-termination obligations under this Agreement, including without limitation Employee’s confidentiality, restrictive covenant and return-of-property obligations set forth in Section 6, Section 7 and Section 13 of this Agreement, shall survive the termination of Employee’s employment with the Company, regardless of whether such termination is voluntary or involuntary, or is with or without Cause. Employee further acknowledge and agree that: (i) Employee’s confidentiality, non-competition and other covenants and obligations set forth in Section 6, Section 7 and Section 13 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Employee’s obligations under Section 6, Section 7 and Section 13 of this Agreement or preclude the Company from obtaining injunctive relief for Employee’s violation or threatened violation of such covenants; and (ii) the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of Employee’s confidentiality, non-competition and other covenants and obligations set forth in Section 6, Section 7 and Section 13 of this Agreement.
(b)
Compliance With Post-Employment Restrictions. In the event that Employee breach any of the covenants or provisions set forth in Section 5, Section 6, Section 7 and Section 13 of this Agreement (i) Employee will have forfeited Employee’s right to receive, and the Company shall have the right immediately and permanently to discontinue payment and provision of, any of the severance compensation and benefits payable under this Agreement and (ii) Employee shall be obligated to pay to the Company an amount equal to the amount of the severance compensation received by Employee pursuant to this Agreement, minus Five Hundred Dollars ($500.00), with such amount being due and payable immediately upon the Company making written demand on Employee for such payment. Employee and the Company acknowledge and agree that such forfeiture and claw back is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with Employee’s breach of any of the covenants or provisions of this Agreement.

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Section 11.
Notices. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express next-day mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective addresses:

To Employee: Patrick C. Edwards

[REDACTED]

[REDACTED]

To Company: Chief Executive Officer

Shoe Carnival, Inc.

7500 East Columbia Street

Evansville, IN 47715

A notice delivered personally will be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express next-day mail will be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail will be deemed delivered and effective three (3) calendar days after it is deposited with the postal authority. Either party may designate a different address by providing written notice to the other party in the manner provided in this Section 11.

Section 12.
Assignment. The Company shall have the right to assign this Agreement. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, Employee’s executors, administrators, personal representatives and other successors in interest. This Agreement is personal to Employee, and therefore Employee shall not have the right to assign this Agreement nor any of Employee’s rights, powers, duties or obligations hereunder.
Section 13.
Security.
(a)
Security and Access. Employee agree and covenant (i) to comply with all Company security policies and procedures in force from time to time including but not limited to those related information technology resources and facility access resources such as the employee identification card; (ii) not to access or use any information technology resources and facility access resources except as authorized by the Company; and (iii) not to access or use information technology resources and facility access resources in any manner after the termination of Employee’s employment, whether termination is voluntary or involuntary. Employee agrees to notify the Company promptly in the event that Employee learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with information technology resources and facility access resources or other Company property or materials.
(b)
Exit Obligations. Upon (i) voluntary or involuntary termination of Employee’s employment or (ii) at the Company’s request at any time during Employee’s employment: Employee shall (A) provide or return to the Company any and all Company property

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and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Works, that are in Employee’s possession or control, whether they were provided to Employee by the Company or any of its business associates or created by Employee in connection with Employee’s employment by the Company; (B) preserve and not delete, destroy or alter any Company documents, files, data, or materials stored or contained in or on any Company computer, tablet, phone, electronic device, email account or cloud storage account, including, without limitation, email, electronic mail, contracts, text messages or data bases; and (C) delete or destroy all copies of any Company documents, files, data and materials not returned to the Company that remain in Employee’s possession or control outside of any Company devices or accounts, including any materials stored on any non-Company devices, networks, storage locations and media in Employee’s possession or control.
Section 14.
Code Section 409A Standards. It is the intent of the parties that payments and benefits under this Agreement subject to Code Section 409A (“409A”) comply with 409A, and therefore, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of 409A. Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Employee pursuant to this Agreement that constitutes deferred compensation subject to 409A shall be construed as a separate identified payment for purposes of 409A.
Section 15.
Parachute Payment Restrictions. If any payment or benefit to be paid or provided to Employee under this Agreement, taken together with any payments or benefits otherwise paid or provided to Employee by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to Employee is less than what the net after-tax amount to Employee would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Employee’s base amount, less $1.00. Should such a reduction in payments and benefits be required, Employee shall be entitled, subject to the following sentence, to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to Employee and avoid characterization of such aggregate payments and benefits as a parachute payment. The Company will provide Employee with all information Employee reasonably request to permit Employee to make such designation. To the extent that Employee’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under 409A, or if Employee fail

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to make such a designation within ten (10) business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination. For purposes of this Section 15, a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.
Section 16.
Entire Agreement. Except for the Restrictive Covenants Agreement, this Agreement contains all of the understandings and representations between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, discussions, commitments and understandings between the parties relating hereto, whether oral or written. For avoidance of doubt, this Agreement does not affect or supersede the Restrictive Covenants Agreement.
Section 17.
Modification and Waiver. This Agreement may be amended or modified only in a writing signed by the parties. No waiver by either party of any breach by the other party shall be deemed a waiver of any other provision or condition, nor shall the failure of or delay by either party in exercising any right, power or privilege hereunder operate as a waiver or preclude any exercise thereof.
Section 18.
Governing Law and Venue. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Indiana. Any legal action (whether based on contract, tort or other legal theory) arising out of or relating to this Agreement, Employee’s employment with the Company or the termination of Employee’s employment shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Vanderburgh County, Indiana, and Employee and the Company each consents and submits to the personal jurisdiction and venue of such courts located in Vanderburgh County, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Vanderburgh County, Indiana.
Section 19.
Jury Trial Waiver. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C)

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IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 20.
Severability. If any term or provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term or provision shall be replaced with another term consistent with the purpose and intent of this Agreement.
Section 21.
Construction. This Agreement is the result of negotiations between the parties, and neither party shall be deemed to be the drafter of this Agreement. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. This Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be drafted
Section 22.
Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute one agreement. Signatures transmitted by facsimile or other electronic means (including, without limitation, .pdf format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) are acceptable the same as originals for execution of this Agreement.
Section 23.
Employee Representations. Employee hereby represents and warrants to the Company that (a) Employee’s employment by Company and the performance of Employee’s employment duties will not constitute a breach of, and will not be restricted by, any agreements to which Employee is a party, including, without limitation, any employment or noncompetition agreement with any former employer; and (b) Employee has not provided and will not provide to the Company, and will not use or disclose during the performance of Employee’s services for the Company, any third party’s documents, materials or information subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy.
Section 24.
Employee Acknowledgment. Employee acknowledges that Employee: (a) has been given reasonable time to consider this Agreement; (b) has been given the opportunity to consult with Employee’s own attorney or other advisors if Employee so chooses; and (c) is entering into this Agreement knowingly and voluntarily intending to be legally bound.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the above written Effective Date.

SHOE CARNIVAL, INC.	EMPLOYEE

By: /s/Mark J. Worden	By: /s/Patrick C. Edwards
Mark J. Worden	Patrick C. Edwards

Its: President and Chief Executive Officer

Date: July 7, 2022	Date: July 7, 2022

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